February 28, 2014

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A until February 28, 2014. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Funds’ business and expenses related to the J.P. Morgan Funds’ Board of Trustees deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.

By:

Accepted by: JPMorgan Trust I

By:

SCHEDULE A

	Class A	Class B	Class C	Select	Institutional	Class R2	Class R5	Class R6
JPMorgan Asia Pacific Fund[1]	1.55%		2.05%	1.30%
JPMorgan China Region Fund[1]	1.85%		2.35%	1.60%
JPMorgan Emerging Economies Fund[1]	1.60%		2.10%	1.35%			1.15%
JPMorgan Emerging Markets Local Currency Debt Fund[1]	1.25%		1.75%	1.00%		1.50%	0.80%	0.75%
JPMorgan Emerging Markets Equity Fund[1]	1.70%	2.20%	2.20%	1.45%	1.30%			1.20%
JPMorgan Ex-G4 Currency Strategies Fund[1] (to be liquidated on or about 3/10/14)	0.80%		1.55%	0.60%
JPMorgan Global Allocation Fund[1]	1.05%		1.55%	0.80%		1.30%
JPMorgan Global Equity Income Fund[1]	1.25%		1.75%	1.00%		1.50%	0.80%
JPMorgan Global Natural Resources Fund[1]	1.30%		1.80%	1.05%		1.55%	0.85%	0.80%
JPMorgan Global Research Enhanced Index Fund[1]	0.59%		1.09%	0.34%		0.84%
JPMorgan Global Unconstrained Equity Fund[1]	1.35%		1.85%	1.10%		1.60%	0.90%	0.85%
JPMorgan Growth Long/Short Fund[1]	1.95%		2.45%	1.70%
JPMorgan Income Builder Fund[1]	0.75%		1.25%	0.60%
JPMorgan International Currency Income Fund[1]	0.80%		1.55%	0.60%
JPMorgan International Equity Fund[1]	1.31%	1.81%	1.81%	1.06%		1.56%	0.86%	0.81%
JPMorgan International Opportunities Fund[1]	1.31%	1.92%	1.92%	1.06%	0.91%			0.81%
JPMorgan International Realty Fund[1]	1.40%		1.90%	1.15%			0.95%
JPMorgan International Unconstrained Equity Fund[1]	1.32%		1.82%	1.07%		1.57%	0.87%	0.82%
JPMorgan International Value Fund[1]	1.35%	1.85%	1.85%	1.10%	0.95%	1.60%		0.85%
JPMorgan Intrepid European Fund[1]	1.50%	2.00%	2.00%	1.25%	1.00%
JPMorgan Intrepid International Fund[1]	1.40%		1.90%	1.15%	0.90%	1.65%
JPMorgan Latin America Fund[1]	1.70%		2.20%	1.45%
JPMorgan Multi-Cap Long/Short Fund[1]	1.95%		2.45%	1.70%
JPMorgan Research Equity Long/Short Fund[1]	1.75%		2.25%	1.50%			1.30%
JPMorgan Research Market Neutral Fund[1]	1.50%	2.00%	2.00%	1.25%	1.00%
JPMorgan Strategic Preservation Fund[1]	1.35%		1.85%	1.10%			0.90%
JPMorgan Tax Aware Equity Fund[1]	1.05%		1.55%	0.80%	0.55%
JPMorgan Tax Aware Real Return Fund[1]	0.75%		1.40%	0.65%	0.50%			0.40%
JPMorgan Total Emerging Markets Fund[1]	1.55%		2.05%	1.30%		1.80%	1.10%	1.05%

[1]	Expense limitation is in place until at least 2/28/15.